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                   [KINDER MORGAN ENERGY PARTNERS, L.P. LOGO]


Larry Pierce                                          Irene Twardowski Broussard
Media Relations                                       Investor Relations
(713) 369-9407                                        (713) 369-9490
                                                      www.kindermorgan.com


                       KINDER MORGAN ENERGY PARTNERS, L.P.
                            RECEIVES NOTICE FROM SEC

         HOUSTON, May 5, 2003 - On May 2, 2003, Kinder Morgan Energy Partners, L.P. (NYSE: KMP) was notified by the staff of the Securities and Exchange Commission that the staff is conducting an informal investigation concerning KMP's public disclosures regarding the allocation of purchase price between assets and goodwill in connection with KMP's acquisition of the assets of Tejas Gas, LLC.

         The staff has not asserted that KMP has acted improperly or illegally. In addition, the staff has indicated that the Commission has not issued a formal order. KMP has voluntarily agreed to cooperate fully with the staff's informal investigation.

         KMP acquired Tejas Gas, LLC on January 31, 2002, for aggregate consideration of approximately $886 million ($728 million of cash and $158 million of assumed liabilities). Approximately $56 million has been allocated to current assets, $674 million to property plant and equipment, including cushion gas, and $155 million to goodwill. These allocations were made based on the valuation analysis of an independent appraiser and were also reviewed by KMP's independent auditors.

         Even if adjustments were made to the allocation between assets and goodwill, any adjustments would not have an effect on cash available for distributions to KMP's limited partners. The primary effect of any adjustments would be to either increase or decrease depreciation and amortization expense with a corresponding increase or decrease in net income. This difference arises because, in general, assets are required to be depreciated over time while goodwill is not.
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KMP - NOTICE                                                              PAGE 2


         Chairman and CEO Richard D. Kinder said, "We do not believe an examination of this issue will result in a material change to our financial statements. However, we feel it is important to advise investors that an informal investigation has begun because we are committed to the principles of open disclosure."

         KMP WILL HOST A LIVE, WEBCAST CONFERENCE CALL TO DISCUSS THIS AND OTHER GENERAL MATTERS AT 6:00 P.M. EASTERN TIME ON MONDAY, MAY 5, AT
WWW.KINDERMORGAN.COM.

         Kinder Morgan Energy Partners, L. P. is the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization and the largest independent refined petroleum products pipeline system in the U.S. in terms of volumes delivered. KMP owns or operates more than 25,000 miles of pipelines and approximately 80 terminals. Its pipelines transport more than two million barrels per day of gasoline and other petroleum products and up to 7.8 billion cubic feet per day of natural gas. Its terminals handle over 60 million tons of coal and other dry-bulk materials annually and have a liquids storage capacity of approximately 55 million barrels for petroleum products and chemicals. KMP is also the leading provider in the U.S. of CO(2), which is used in enhanced oil recovery projects.

         This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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